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                                 Outpost.com


                                                                        CONTACT:
                                                                   JIM GALLAGHER
                                                                    860-927-8616
                                                          jgallagher@outpost.com
For Immediate Release


                OUTPOST.COM ELECTS KATHERINE N. VICK PRESIDENT;
            REPLACES ROBERT BOWMAN WHO WILL REMAIN AS A DIRECTOR;
              COMPANY ON TARGET TO MEET CONSENSUS ESTIMATES FOR
                          QUARTER ENDING NOVEMBER 30


Kent, CT, November 17, 2000 - The Board of Directors of Outpost.com (Cyberian Outpost, NASDAQ: COOL), a leading global Internet retailer of high-end consumer technology products, today announced, effective immediately, the unanimous election of Katherine N. Vick as President, replacing Robert A. Bowman. Mr. Bowman has resigned to become President and Chief Executive Officer of MLB Advanced Media overseeing all aspects of Major League Baseball's New Media and Internet business interests, a separately incorporated entity which includes MLB.com and the 30 team Internet sites. Mr. Bowman will remain on the Board of Directors of Outpost.com. Ms. Vick, who joined the company in 1997, has served most recently as Executive Vice President for Business Development and CFO.

   At the same time, the company announced the appointment of Paul Williams III, Senior Vice President for Business Development and Finance, to the position of Chief Financial Officer.

   "I have worked closely with Kate Vick since the day I joined the company," said Mr. Bowman. "She has been intimately involved in the daily operation of the company and in setting our strategic direction. Her knowledge of the company and our employees, as well as the etailing industry, makes her preeminently qualified to lead the company.

   "This was, by far, the most difficult decision of my business career," Mr. Bowman said. "Baseball has always been a passion for me and I can honestly say that the opportunity to head a company involved in this sport is the only situation that would make me consider leaving Outpost.com. Outpost is a great company with 340 talented, energetic and enthusiastic employees and it is on track to become the first etailer in our space to become profitable," Mr. Bowman said.

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   "I am proud of what we have accomplished and, along with the Board, I enthusiastically support Kate Vick as the choice to lead Outpost.com across the finish line," Mr. Bowman continued. "As the single largest individual investor in the company over the last 12 months, I look forward to contributing to Outpost's continued success as an active member of the board," Mr. Bowman concluded.

   "We are disappointed to see Bob go, but given his lifelong love of the sport, we understand his desire to join Baseball," said Darryl Peck, founder and chairman. "During the past year, the team at Outpost has made great contributions to our company, achieving four consecutive quarters of improved financial performance," Mr. Peck said. "According to the analytic community that follows our company, we have achieved stronger progress than any of our competitors in the four most important indicators: sales, gross margins, customer acquisition costs and the lifetime value of our new customers. We have made great strides in moving Outpost.com toward profitability and have positioned the company to achieve that goal next year. Our core business is healthy, our ebusiness services relationships are strong and growing, and we have strengthened the B2B segment of our business. Kate has been with Outpost nearly every step of the way and this appointment is a logical evolution of her role," Mr. Peck said.

   "I am very excited by the opportunities of my new post," Ms. Vick said. "During my tenure with Outpost, I have seen the company and our people grow and mature to meet the challenges of an evolving marketplace. I am proud to be leading one of the most experienced teams in the etailing industry," Ms. Vick said.

   Ms. Vick, 48, joined Outpost.com as Vice President and Chief Financial Officer in 1997 and she was promoted to Executive Vice President in 1998. She has led the company's strategic business development efforts since 1999. Before joining Outpost, Ms. Vick was president of her own management consulting firm and prior to that she managed the NYC-based Entrepreneurial Services Consulting Group of Ernst & Young. Ms. Vick earned an undergraduate degree in chemistry from Boston College and has an MBA in finance from the Stern School of Business at New York University.
                                     -more-


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About Outpost.com

Outpost.com, established in 1995, is a leading Internet retailer of consumer technology products and has recently expanded its business model to offer its outstanding customer shopping experience to a number of highly visible partners. Partnerships with Tweeter Home Entertainment Group, Brookstone and Wolf Camera, collectively expand the clicks and mortar presence of Outpost.com to more than 1,000 land based retail stores. Additionally, Outpost.com e-Business Services provides solutions encompassing site design, site maintenance, order management and fulfillment to other partners, Sandbox, Computer.com and Exactly Vertical. All of these partnerships builds on the strength of the Outpost.com #1 top-rated consumer shopping experience on the Web as rated by the on-line rating service Bizrate.com and the 2000 and 1999 #1 PowerRanking for Computing by Forrester Research. Outpost.com's 24/7 Customer Service Center and free next-day delivery service for in stock products is unmatched in the industry. All products are shipped free and overnight, every day. Today, Outpost.com has an existing customer base of over 850,000 and over 4 million visitors per month to its Website.